UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

BERGER HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

Pennsylvania (State of incorporation or organization)	23-2160077 (I.R.S. Employer Identification No.)

805 Pennsylvania Boulevard
Feasterville, PA 19053
(Address of principal executive offices) (zip code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☒

Securities Act registration statement file number to which this form relates:

(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Rights

(Title of Class)

The undersigned Registrant hereby amends its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 15, 1998 (the “Original Registration Statement”), by adding the information set forth below.

Item 1.	Description of Registrant’s Securities to be Registered.

On October 10, 2003, Berger Holdings, Ltd. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Euramax International, Inc., a Delaware corporation (“Parent”) and Amerimax Pennsylvania, Inc., a Pennsylvania corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), providing for, among other things, a cash tender offer (the “Offer”) for all of the outstanding shares of common stock of the Company and the merger (the “Merger”) of Purchaser with and into the Company. Prior to the execution and delivery of the Merger Agreement, the Board of Directors of the Company approved and adopted Amendment No. 1 (the “Amendment”) to the Rights Agreement, dated as of August 21, 1998 (the “Rights Agreement”), by and between the Registrant and Oxford Transfer & Registrar, the Rights Agent, in order to exempt the Merger and the related transactions from the Rights Agreement and to provide that the Rights will expire immediately following the acceptance and payment of shares of the Company’s common stock pursuant to the Offer.

Among other things, the Amendment (A) amends the definition of “Acquiring Person” set forth in the Rights Agreement to provide that neither Parent, nor Purchaser, nor their permitted assigns under the Merger Agreement will be deemed to be an Acquiring Person by virtue of (i) the execution of the Merger Agreement, (ii) the execution of the Tender and Option Agreement by and among Parent, Purchaser, the Company and certain shareholders of the Company (the “Tender Agreement”), (iii) the execution of the Stock Option Agreement by and among Parent, Purchaser and the Company (the “Top-Up Agreement”), or (iv) the consummation of the transactions contemplated by the Merger Agreement, the Tender Agreement, the Top-Up Agreement or any or all of the foregoing in combination; and (B) provides that none of the foregoing events will, individually or collectively, cause (i) the Rights to become exercisable or (ii) the occurrence of a Distribution Date, a Triggering Event or a Stock Acquisition Date (each as defined in the Rights Agreement).

A copy of the Amendment is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment and the Rights Agreement. A copy of the Rights Agreement is incorporated herein by reference to the Original Registration Statement.

Item 2.	Exhibits

4.1	Amendment No. 1 to the Rights Agreement, dated as of October 10, 2003, by and between the Company and the Rights Agent (filed herewith).

4.2	Rights Agreement, dated as of August 21, 1998, by and between the Company and the Rights Agent (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 15, 1998).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BERGER HOLDINGS, LTD.
Date: October 15, 2003
	By:	/s/ Joseph F. Weiderman

Joseph F. Weiderman
President and Chief Executive Officer